EXHIBIT 99.1



[LIGAND LETTERHEAD]

Contacts:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO  or            Don Markley
Erika Luib-De la Cruz, Investor Relations         dmarkley@lhai.com
(858) 550-7896                                    (310) 691-7100


                 Ligand Names John Sharp Chief Financial Officer


SAN DIEGO (April 30, 2007) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that John P. Sharp has been appointed Vice President of Finance and Chief Financial Officer, effective April 30, 2007. Mr. Sharp replaces Interim CFO, Tod Mertes, and will report to John L. Higgins, Ligand's President and Chief Executive Officer.
         "We are very pleased to have John Sharp join our organization. John is a seasoned industry veteran with in-depth knowledge of the biotech industry and broad accounting and financial management experience in public companies. His addition to the management team will provide new financial and accounting leadership at this important time for Ligand as we move through our activities to rebuild Ligand," said John L. Higgins, Ligand's President and Chief Executive Officer. "I would like to thank Tod Mertes for his valuable contribution as Interim CFO. He has provided great service to Ligand and has been instrumental in our efforts to restructure Ligand into a focused, emerging R&D and royalty-driven biotech company."
         Prior to joining Ligand, Mr. Sharp served as Vice President of Finance and Principal Accounting Officer for Sequenom, (NASDAQ: SQNM). While at Sequenom, he played an important management role, responsible for worldwide accounting, SEC reporting, financial and administrative management and investor relations. From August 2000 to November 2004, Mr. Sharp served as Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance, during a period of significant company growth. From January 1994 to August 2000, Mr. Sharp was at the public accounting firm PricewaterhouseCoopers, most recently as a Senior Audit Manager. He received a Bachelor of Science from placePlaceNameSan Diego PlaceTypeState PlaceTypeUniversity, and is a Certified Public Accountant and a member of the Association of Bioscience Financial Officers.

About Ligand Pharmaceuticals
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hepatitis C, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

Forward-Looking Statements
         This news release contains certain forward-looking statements by Ligand, including statements regarding the development of financial strategies and controls necessary for future growth, which involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via the Company's web site, www.ligand.com, as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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